AMENDED AND RESTATED
                       EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, to be deemed effective as of May 19, 1995 (the "Agreement"), by and among CCB Financial Corporation, a North Carolina corporation ("CCBF"), Central Carolina Bank and Trust Company, a wholly-owned subsidiary of CCBF ("CCB"), and David B. Jordan, a resident of Salisbury, Rowan County, North Carolina (the "Officer");

                       W I T N E S S E T H:

     WHEREAS, the Officer previously entered into employment agreements with Security Capital Bancorp ("SCBC") and various of its subsidiaries (the "Prior Agreements"); and

     WHEREAS, SCBC has this day merged with a subsidiary of CCBF, with SCBC as the surviving corporation, and SCBC subsequently merged into CCBF (collectively, the "Merger"); and

     WHEREAS, through a series of transactions, the financial institution subsidiaries of SCBC have merged into CCB (the "Bank Mergers"); and

     WHEREAS, CCBF and CCB desire to assume all rights and obligations of SCBC and its subsidiaries under the Prior Agreements, and the Officer consents to such assumption; and

     WHEREAS, the Boards of Directors of CCBF and CCB have determined that, upon the consummation of the Merger and the Bank Mergers, the allocation of responsibilities among the senior management officers of CCBF and CCB should be revised; and

     WHEREAS, CCBF, CCB and the Officer desire to amend and restate the Prior Agreements in a single agreement among them in order to set forth the terms and conditions of the Officer's continued employment upon the consummation of the Merger and the Bank
     Mergers, by CCBF and CCB.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, IT IS AGREED as follows:

     1.  Employment; Consulting; and Directorship.

          (a) Employment. The Officer shall be employed by CCBF and CCB upon the terms and conditions set forth herein and in continuation of his employment by SCBC and certain of its subsidiaries. He shall serve in an executive capacity as Vice-Chairman of the Boards of Directors of CCBF and CCB. In the event that the Officer shall not be a member of either such Board at any time during the Term (as defined below), he shall be appointed Senior Executive Vice President -

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          Special Projects and Acquisitions of the applicable company and shall hold such office for such period or periods of the Term that he is not a member and Vice Chairman of the Board of Directors of such company.

     The Officer shall actively promote the business, and shall perform such duties on behalf, of CCBF, CCB and the other subsidiaries of CCBF as are customarily performed by persons employed in the banking industry who have such executive positions, such duties and responsibilities shall be those set forth in Appendix A which is incorporated herein by reference. At his election, the Officer may maintain his principal residence and place of business in Salisbury, North Carolina throughout the Term (as defined below). He shall perform his duties primarily from the main office of CCB in Salisbury, North Carolina and secondarily from the principal offices of CCBF, and in each case shall be provided with such office, working facilities and staff as are necessary for the Officer to perform his obligations under this Agreement.

     (b) Directorship. It is the agreement of the parties hereto that the Officer shall be appointed to the Boards of Directors of CCBF (the "Board") and CCB (the "Bank Board") upon the consummation of the Merger, shall be nominated for election to such Boards at the first shareholders meetings of such companies at which directors are elected following the Merger, and shall continue to be nominated for election to such Boards, when and as necessary to remain a director of such companies, throughout the Term of this Agreement. The Officer shall be a member of the Executive Committee of each of the Boards of Directors of CCBF and CCB at all times that he is a member of such Board.

     2.  Employment Compensation.

     (a)  Pre-Election Date Compensation.  Subject to the provisions of
     Section 2(b), CCBF and CCB shall pay the Officer during the Term as compensation for the services rendered by the Officer to CCBF and CCB an initial base salary per annum equal to his total annualized base salary from SCBC and its subsidiaries in effect immediately prior to the Merger (the "Base Salary"), payable in cash (in as equal installments as possible) not less frequently than monthly; provided, however, that the amount of the Base Salary shall be reviewed by the Executive Committee of the Board not less often than annually for the purpose of considering such increases therein as are appropriate to reflect the duties, responsibilities and performance of the Officer. In reviewing the Officer's salary, the Board shall consider the employee compensation policies established by the Compensation Committee of the Board for application to the employees of CCBF and its subsidiaries, the duties and responsibilities of the Officer, and the overall performance of the Officer, CCBF and CCB, as well as increases in the cost of living, and may also consider the appropriateness of performance or merit increases. Neither participation in, or receipt of payment from, any incentive compensation, deferred compensation, incentive bonus, discretionary bonus, pension, life insurance, group life insurance, health benefit, medical coverage, disability coverage, dental insurance, stock option, restricted stock, stock appreciation rights, incentive compensation unit, profit sharing, employee stock ownership, pension, retirement, or other employee welfare or benefit plans of CCBF or CCB (collectively "Benefit Plans"), nor receipt of any fringe benefits from CCBF

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

     or CCB granted to the Officer ("Fringe Benefits") shall reduce, or be deemed an offset against, the Base Salary payable to the Officer.

     (b) Post-Election Date Compensation. At any time on or after the Officer's sixtieth (60th) birthday, he may elect to reduce the number of his business hours to be expended in furtherance of his duties and responsibilities under this Agreement to such amount as he shall determine, but, except as provided in the following proviso, in no event to less than one thousand (1,000) hours per calendar year (the date on which he gives notice to CCBF and CCB of such election shall be the "Election Date"); provided, further, that he may designate a lesser number of hours per year should he elect to forego the right to participate in Benefit Plans requiring a minimum of one thousand (1,000) hours of service per calendar year to qualify for participation.

     On the first anniversary of the Election Date, the Officer's Base Salary shall be reduced to $150,000 per annum (the "Reduced Base Salary"), payable in cash (in as equal installments as possible) not less frequently than monthly; provided, however, that the amount of such Reduced Base Salary shall be reviewed by the Executive Committee of the Board not less often than annually for the purpose of considering such increases therein as are deemed appropriate. Neither participation in, or receipt of payments from, any Benefit Plan, nor receipt of any Fringe Benefit shall reduce, or be deemed an offset against, such Reduced Base Salary payable to the Officer.

     (c) Allocation of Compensation. The portion of the Officer's Base Salary or Reduced Base Salary, as applicable, allocable to, and to be paid by, each of CCBF and CCB shall be determined from time to time by the Board. In making such allocations, the Board shall consider the portion of the Officer's time spent in fulfilling his respective duties to CCBF and CCB, appropriate tax and accounting principles, and such other factors as it shall deem relevant.

     3. Participation in Benefit Plans; Fringe Benefits. During the Term, the Officer shall be entitled to participate in all Benefit Plans, including the "CCB Financial Corporation Long-Term Incentive Plan" (the "LTIP") and any other executive incentive compensation plan for key employees of CCBF and/or CCB, as the same may be amended, modified or terminated from time to time by the Board or the Bank Board, as applicable, on the same basis as the other senior executive officers of CCBF and CCB; provided, however, that on and after the Election Date, the Officer shall no longer be eligible to receive additional annual incentive bonuses under CCBF's Management Performance Incentive Plan (the "Incentive Plan") or to receive additional grants or awards of options, performance units or restricted stock under the LTIP, but previously granted or awarded bonuses, options, performance units and/or restricted stock awards shall continue in existence and shall accrue, vest and be distributed to the Officer pursuant to applicable terms established upon their grant or award. With respect to the Incentive Plan, during the Term and until the Election Date, the Officer shall have a target bonus of at least 15% of Base Salary. In addition to, and not in lieu of, any other provisions hereof, CCBF shall annually pay to the Officer an allowance equal to three percent (3%) of his Base Salary or Reduced Base Salary, as applicable, for such calendar year (with such allowance for 1995 being prorated for the number of days in 1995 during which this Agreement

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     is in effect). Such allowance shall be payable in cash (in as equal installments as possible) not less frequently than monthly.

     During the Term, the Officer shall also be entitled to receive any Fringe Benefits which are now or may be or become applicable to the
     executive employees of CCBF and/or CCB,     including the payment
     of reasonable expenses for attending (i) annual and periodic meetings of trade associations and (ii) continuing education courses necessary for the Officer to maintain professional certifications, and any other Fringe Benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such customary Fringe Benefits, including such vacation and sick leave, as are consistent with the normal practices and established policies of CCBF and CCB. CCBF or CCB, as applicable, shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur during the Term in connection with the Officer's services on behalf of CCBF or CCB, as applicable, or any activities the Officer is requested to undertake on behalf of any of the subsidiaries of CCBF.

     During the Term, CCBF or CCB shall provide a car (of such make, model and year as is commensurate with the Officer's senior executive status) owned by it to the Officer for the Officer's use (with the Officer reimbursing CCBF or CCB, as applicable, for the proportionate operational costs attributable to the Officer's personal use of the car), shall pay fifty percent (50%) of the periodic dues and assessments for all country clubs and similar organizations of which the Officer is a member immediately prior to the Merger and which SCBC currently pays or reimburses (or otherwise compensates) to the Officer (including future increases thereof), and shall pay fifty percent (50%) of all initiation fees, periodic dues and assessments of all such organizations that CCBF and/or CCB request the Officer to join after the Merger.

     4.  Loyalty; Noncompetition; Confidentiality.

     (a) Full Efforts. During the Term, but subject to Section 2(b) and the provisions of Appendix A, the Officer shall devote his full efforts and entire business time to the performance of the Officer's duties and responsibilities under this Agreement.

     (b) Noncompetition. In consideration of employment of the Officer under the Prior Agreements and the continuation of such employment by CCBF and CCB hereunder, during the Term, and for a period of two (2) years after the termination of this Agreement, the Officer agrees that he will not, within any county in which CCBF, CCB, or any other financial institution subsidiary of CCBF, or any subsidiary of CCB or such other financial institution subsidiary, maintains offices, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with, any Person (as defined in Section 6(i)) which competes with CCBF, CCB or any of the other direct or indirect subsidiaries of CCBF, without the prior written consent of CCBF; provided, however, that the provisions of this Section 4(b) shall not apply prospectively in the event this Agreement is terminated by CCBF and CCB without Cause (as is defined in Section 6(e) hereof).

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

     Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise up to five percent (5%) of the outstanding stock or other securities of any Person which has its securities listed on any national securities exchange or which has transactions in its securities quoted on The Nasdaq Stock Market or other over-the-counter market or inter-dealer quotation system.

     (c) Confidentiality. The Officer will hold in strict confidence, during the Term and at all times thereafter, all knowledge or information of a confidential or proprietary nature with respect to the business of CCBF, CCB and/or the other direct or indirect subsidiaries of CCBF received by the Officer during the Term, and, except in the performance of his duties, will not disclose or make use of such information without the prior written consent of CCBF.

     (d) Injunctive Relief. The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages suffered in the event of a breach by the Officer of the provisions of this
     Section 4. Accordingly, the Officer agrees that, in the event of a breach of this Section, injunctive relief enforcing the terms of this Section is an appropriate remedy.

     5. Employment Standards. Subject to Section 2(b) and the provisions of Appendix A, the Officer shall perform his duties and responsibilities as an employee of CCBF and CCB during the Term in accordance with the standards imposed by applicable financial institution statutes, regulations and rules or by applicable financial institution regulatory agencies, such reasonable standards expected of employees with comparable positions in comparable organizations, and CCBF's and CCB's policies and procedures, and such other standards and guidelines as may be established from time to time by the Board or the Bank Board, as applicable.

     6.  Term and Termination.

     (a) Term. Notwithstanding the provisions of the Prior Agreements, the term hereof (the "Term") shall be deemed to have commenced on May 19, 1995 (the "Commencement Date") and, unless earlier terminated as provided herein or modified as provided in the last sentence of this Section 6(a), shall continue through March 15, 2001 (the "Expiration Date"); provided, however, that upon the termination of this Agreement for any reason, all provisions hereof requiring actions or the fulfillment of obligations by the Officer, CCBF and/or CCB after the effectiveness of such termination shall remain binding upon, or enforceable by, the Officer, CCBF and/or CCB, as the case may be.

     (b) Termination by Death. Subject to the remaining provisions of this Section 6(b), this Agreement shall be terminated upon the death of the Officer. If the Officer's death shall occur during the Term but prior to the Election Date, (i) the Officer's estate shall be entitled to receive all compensation and benefits payable to, or accruable or vested for the benefit of, the Officer under this Agreement through the end of the second calendar month following the calendar month in which the Officer's death shall have occurred, and (ii) an amount equal to three (3) times the Reduced Base Salary the Officer would have received yearly during the remainder of the Term had the Election

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

     Date occurred on the date of his death shall be payable to the Officer's spouse (or, if she predeceases him, to his estate) in three (3) equal annual installments beginning on the first day of the third calendar month in which the Officer's death shall have occurred. If the Officer's death shall occur during the Term but on or after the Election Date, an amount equal to the Reduced Base Salary that would have been paid to the Officer during the remainder of the Term had he not died shall be paid each year to the Officer's spouse (or, if she predeceases him, to his estate) as and when provided in Section 2(b).

     (c) Termination by Total Disability. This Agreement shall be terminated upon the Total Disability (as defined below) of the Officer during the Term. In the event of his Total Disability, the Officer shall receive all compensation and benefits payable to, or accruable or vested for the benefit of, the Officer under this Agreement through the date of the determination of his Total Disability and for a period of ninety (90) days thereafter. The Officer shall be deemed to have suffered Total Disability upon the determination of his total permanent disability by the United States Social Security Administration or CCBF's receipt of a certification to such effect by the Officer's regular physician, in each case such total permanent disability meaning the Officer's loss of ability to perform at least the majority of his then applicable duties hereunder.

     (d) Termination by Officer. This Agreement may be terminated at any time by the Officer upon sixty (60) days prior written notice to CCBF and CCB. Unless the provisions of Sections 6(g)(ii) or 6(h) are applicable and the Officer elects to apply those provisions, upon such termination, the Officer shall be entitled to receive the compensation and benefits payable to, or accruable or vested for the benefit of, the Officer under this Agreement through the effective date of such termination.

     (e) Termination for Cause. Subject to confirmation by the Bank Board, the Board may terminate this Agreement for Cause, in which event the Officer shall have no right to receive, or to have accrued or vested for his benefit, compensation or other benefits hereunder for any period after such termination. Termination for Cause shall mean termination of this Agreement because of the Officer's (i) breach of fiduciary duty involving personal profit,
     (ii) intentional and material failure to perform stated duties (after written notice thereof and a reasonable opportunity to cure such failure), (iii) willful and material violation of any law (other than traffic violations or other similar misdemeanor offenses), rule, regulation or final cease-and-desist order, or
     (iv) a material and continuing breach of any provision of this Agreement (after written notice thereof and a reasonable opportunity to cure such breach).

     (f) Termination Without Cause. Subject to confirmation by the Bank Board, the Board may terminate this Agreement without Cause at any time upon sixty (60) days prior written notice to the Officer; provided, however, that in the event of such termination, unless the provisions of Sections 6(g) or 6(h) are applicable and the Officer elects to apply those provisions, the Officer shall be entitled to receive all compensation and fees payable to, or accruable or vested for the benefit of, the Officer under this Agreement as and when due and payable (or, at the election of the Officer, in a lump sum payable within ten (10) days of the date of termination), and shall be entitled

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

     to continue to participate in all Benefit Plans described in
     Section 3 not specifically requiring for participation therein one thousand (1,000) hours of service per calendar year) through the Expiration Date.

     (g) Unapproved Change In Control Termination. In the event of (i) the termination of this Agreement without Cause, or (ii) the voluntary termination of this Agreement by the Officer, in each case in connection with, or within one (1) year after, any Change In Control which has not been approved in advance by a formal resolution of two-thirds (2/3) of the Continuing Members of the Board (excluding the Officer), which shall be deemed a termination without Cause, the Officer shall be entitled at his election:

          (A) to receive a lump sum payment in cash equal to 2.99 times the Officer's then applicable "base amount" (as such term is defined in Internal Revenue Code Section 280); and

          (B) until the Expiration Date, to continue to participate in all Benefit Plans described in Section 3 not requiring for participation therein one thousand (1,000) hours of service per calendar year.

     The Officer shall be paid the applicable lump sum described in item
     (A) of this Section 6(g) within ten (10) days of the date of such termination. Notwithstanding the foregoing, the Officer, at his sole option, may elect to reduce the payments and/or benefits otherwise receivable pursuant to item (A) and/or (B) of this
     Section 6(g) to the extent the Officer in his sole discretion may determine, in order to avoid classification of such payment and/or benefits as "parachute payments" within the meaning of Internal Revenue Code Section 280G or for any other or no reason.

     (h) Approved Change In Control Termination. Upon ten (10) days prior written notice, the Officer may declare this Agreement to have been terminated without Cause by CCBF and CCB, upon the occurrence of any of the following events, which have not been consented to in advance by the Officer in writing, following a Change In Control, whether or not approved in advance by a formal resolution of at least two-thirds (2/3) of the Continuing Members of the Board (excluding the Officer): (i) if the Officer is required to move his personal residence or perform his principal executive functions more than twenty (20) miles from the city limits of Salisbury, North Carolina; (ii) if in the organizational structure of CCBF (or its successor pursuant to the Change In Control), the Officer in his executive officer capacity would be subject to the supervision of, or required to report to, any Persons other than the President and Chief Executive Officer of CCBF and/or the Board; (iii) if CCBF and/or CCB should fail to maintain Benefit Plans providing at least the same level of benefits afforded the Officer as of the date of the Change In Control; (iv) if the Officer would be assigned duties and responsibilities other than those described in Section 1(a); or (v) if the Officer's responsibilities or authority in the executive capacity described in Section 1(a) have in any way been diminished.

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     Upon such termination, the Officer shall be entitled to receive the lump sum payment and to continue to participate in the Benefit Plans, when and as provided in Section 6(f) or, at his election, when and as provided in Section 6(g), but shall also have the right to reduce such payment and/or benefits as stated in Section 6(g).

     (i) Definitions. For purposes of this Agreement, a Change in Control shall mean: (i) the merger of CCBF with any other corporation as a result of which the holders of CCBF's voting securities outstanding immediately prior to such event would receive or retain less than fifty percent (50%) of the outstanding voting securities of the resulting or surviving corporation of such merger; (ii) the acquisition of more than twenty percent (20%) of the outstanding voting securities of CCBF (calculated on a fully diluted basis) by any Person; (iii) the ownership of fifty percent (50%) or more of the outstanding voting securities of CCB by any Person other than CCBF; (iv) the sale of more than fifty percent (50%) in value of the assets of CCBF; or (v) the sale of more than fifty percent (50%) in value of the assets of CCB to any Person other than CCBF.

     For purposes of this Agreement, a Person shall mean: (i) an individual or a corporation, partnership (limited or general), trust, limited liability company, business trust, association (mutual or stock, and including a mutual holding company), joint venture, pool, syndicate, unincorporated organization or any other form of entity; and (ii) any Affiliate of any individual or entity listed in item (i). Affiliate shall mean any Person who controls, is under common control with, or is controlled by the Person to whom reference is being made; and for the purposes of the definition of Affiliate, control shall be deemed to exist in a Person who beneficially owns ten percent (10%) or more of the outstanding equity interests (or options, warrants or other rights to acquire such equity interests) of another Person.

     For purposes of this Agreement, the Continuing Members of the Board shall mean those individuals elected to the Board prior to, and continuing to serve thereon at, the time a Change In Control shall occur.

     (j) Joint Termination. Any termination of this Agreement under this Section 6 shall be a termination of the Officer's employment by CCBF and CCB; i.e., the Officer's employment by both CCBF and CCB must be terminated, and not with respect to one and not the other.

     (k) Damages. In addition to the provisions of Sections 6(f), 6(g)(i) and 6(h), in the event this Agreement is terminated without Cause on or prior to the Officer's sixtieth (60th) birthday, the Officer shall be entitled to receive as additional damages a lump sum amount calculated by:

          (A) Determining the difference (the "Difference") in the monthly early retirement benefit between: (i) the monthly early retirement benefit of the Officer, or his spouse (if applicable), would have received under the provisions of the "Security Capital Bancorp Employees' Pension Plan" (the "SCBC Pension Plan") had the Officer remained an employee of SCBC until the Officer had attained his 60th birthday and died or retired from employment on or after the

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          first day of the calendar month following his 60th birthday;
          and (ii) the monthly early retirement benefit the Officer, or his spouse (if applicable), is entitled to receive as of his date of termination of employment (if prior to his attainment of the age of 60) under the CCB Financial Corporation Pension Plan, assuming payment of his early retirement monthly benefit would start on the first day of the calendar month following his date of termination of employment; and

          (B) Determining the present value of the Difference based on the actuarial assumptions for lump sum payments as defined in the SCBC Pension Plan.

    (l) Resolution of Disputes. In the event any dispute shall arise between the Officer, on the one hand, and CCBF and CCB, on the other, as to the terms or interpretation of, or calculations made under, this Agreement, including this Section 6, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce any term of this Agreement or in defending against any action taken by CCBF and/or CCB, CCBF shall reimburse the Officer for all of his costs and expenses, including reasonable attorneys' fees, in the event the Officer prevails in any such action.

     7.  Assumption of Prior Agreement; Successors and Assigns.

    (a) Assumption of Prior Agreements. CCBF and CCB, jointly and severally, assume all rights and obligations of SCBC and its subsidiaries under the Prior Agreements, and the Officer consents to such assumption; provided, however, that such assumption and consent shall not relieve SCBC of such obligations.

    (b) Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor of CCBF, including any Person who shall acquire, directly or indirectly, by merger, share exchange, purchase or otherwise, the outstanding stock or all or substantially all of the assets of CCBF, as applicable. This Agreement also shall inure to the benefit of, and be binding upon, any corporate or other successor of CCB, including any Person who shall acquire, directly or indirectly, by merger, share exchange, purchase or otherwise, the outstanding stock or all or substantially all of the assets of CCB, as applicable.

    (c) The Officer. Because CCBF and CCB are contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder; provided, however, that the Officer's spouse and/or estate are expressly intended to have such rights upon and following the Officer's death as are specifically provided to each of them herein.

     8.  Modification; Waiver; Amendments.  No provision of this
     Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and signed on behalf of CCBF and CCB by such officers thereof as may be

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     specifically designated by the Board and the Bank
     Board, respectively. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto, except as herein otherwise provided.

     9. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of North
     Carolina.

     10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement to be effective as of the day and year first hereinabove written.

                                   CCB FINANCIAL CORPORATION
ATTEST:

/s/ Richard W. Every                 By:/s/ Ernest C. Roessler
Richard W. Every, Secretary             Ernest C. Roessler, President and
                                        Chief Executive Officer
[CORPORATE SEAL]
                                   CENTRAL CAROLINA BANK AND
ATTEST:                            TRUST COMPANY

/s/ Richard W. Every                 By:/s/ Ernest C. Roessler
Richard W. Every, Secretary             Ernest C. Roessler, President and
                                        Chief Executive Officer
[CORPORATE SEAL]

                                   /s/ David B. Jordan
                                   David B. Jordan

                                 10
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                            APPENDIX A


     The Officer shall be an executive officer of CCBF and CCB, in each case with the title of "Vice Chairman - Special Projects and Acquisitions." He shall report to the President and Chief
     Executive Officer of CCBF.

     His duties and responsibilities prior to the Election Date shall be:

          1. To coordinate the integration of SCBC and its subsidiaries into CCBF and its subsidiaries, and, in connection therewith, to exercise oversight authority to effect economies of scale and scope, to effect appropriate management placement and succession activities, and to effect common operations systems for the merged financial institution subsidiaries;

          2. As a member of the Board and the Bank Board, to serve as a member of the Executive Committees of such Boards, assist in familiarizing the members of such Boards who were members of the SCBC Board of Directors with the policies and guidelines of CCBF and CCB, and facilitate the presentation of the collective views, as and when appropriate, of such former members of the SCBC Board;

          3. To actively participate in communicating with key customers of SCBC's financial institution subsidiaries with the goals of maintaining with them banking relationships and broadening such relationships;

          4. To actively participate in identifying prospective new members of the Board and the Bank Board residing in SCBC's former market areas, as and when appropriate;

          5. To assist the Chairman of the Board and the Bank Board in identifying merger and acquisition candidates in North
          Carolina and in soliciting their agreements to effect such transactions;

          6. To participate actively in the North Carolina Alliance of Community Financial Institutions, the North Carolina Bankers Association and other similar groups and to represent CCBF and CCB in such groups; and

          7. To direct or assist in the executive management of appropriate special projects designated by the President and Chief Executive Officer of CCBF.

     Subject to Section 2(b), the Officer's duties and responsibilities on and after the Election Date shall be those set forth in items
     (2) through (7) above and such other matters as he and the President and Chief Executive Officer of CCBF may designate by agreement.